PROSPECTUS SUPPLEMENT #1                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED NOVEMBER 19, 1999)               REGISTRATION NO. 333-81181


                             R&B FALCON CORPORATION


                        10,500,000 SHARES OF COMMON STOCK

                          300,000 COMMON STOCK WARRANTS

         This prospectus supplement and the underlying prospectus dated November 19, 1999 relate to the offer and sale from time to time by certain selling securityholders of our common stock and common stock purchase warrants and to the offer and sale from time to time by us of our common stock upon exercise of the warrants.

         This prospectus supplement should be read in conjunction with the prospectus dated November 19, 1999, which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.













         You should carefully consider the risk factors commencing on page 3 of the prospectus before purchasing any of the common stock or warrants offered by the selling securityholders.


                              --------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------


          The date of this prospectus supplement is September 22, 2000.
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                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is supplemented by adding the following:

                     BENEFICIAL OWNERSHIP BEFORE OFFERING(1)


                                                Shares of Common Stock                       Warrants
                                        --------------------------------------- -----------------------------------
                                            Issuable upon        Offered in            Owned           Offered
                                             exercise of            this             prior to          in this
      Selling Securityholder                   warrants           offering(2)       this offering      offering
--------------------------------------- ------------------- ------------------- ----------------- -----------------
CPR (USA) Inc........................         17,500              17,500                 500               500

Franklin Templeton
  Group..............................        682,500             682,500              19,500            19,500

Jersey (IMA) Ltd.....................         31,290              31,290                 894               894

LibertyView Fund LLC.................         26,145              26,145                 747               747

LibertyView Funds L.P................         90,580              90,580               2,588             2,588

LibertyView Global
  Volatility Fund....................         60,935              60,935               1,741             1,741

OTATO Limited
  Partnership........................        953,750             953,750              27,250            27,250

PaineWebber
  Incorporated.......................         16,450              16,450                 470               470

(1) We have not provided any information regarding the beneficial ownership of the selling security-holders after the offering because the number of shares of common stock and warrants would be zero.
(2)  Assumes the exercise of all of the warrants.




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